EXHIBIT 99.2

Earnings Conference Call October 25, 2007

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our Executive Vice President and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 3rd quarter of 2007. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 3rd quarter 2007. Revenues were $ 30.0 million, an increase of - 60% over 3rd quarter 2006, and once again a very strong quarter. It was also our 19th consecutive positive quarter in terms of operating income and cash flow. Our gross profit for the quarter was 67% of revenue and our operating income was 27.5% of revenue.

Our backlog, or firm business, for Q4 as of today is $ 33.4 million. Backlog is defined as orders already shipped between October 1st, 2007, and today, plus firm purchase orders scheduled to ship before December 31, 2007. The results of Q3 2007 and the strong backlog announced today confirm once again that our strategies are working worldwide. Few, if any, companies in our peer group are growing as quickly as VASCO.

As you know, the Sub-Prime Mortgage Loan crisis has been a very visible topic over the past few months. I wish to be very clear about this. VASCO’s business has not been affected by the economic problems created by the Sub-Prime Loan crisis in the United States. Our products are used in the United States banking industry primarily for business and, soon, retail banking applications. With VASCO’s products, financial institutions reduce their infrastructure costs, generate incremental fee revenues from financial transactions completed over the Internet, stay competitive and increase their customers’ trust in the Internet.

New accounts sold continued at a very high level. During the quarter, we sold an additional 608 new accounts, including 106 new banks, and 502 new enterprise security customers. This compares to the third quarter a year ago in which we sold 381 new accounts, including 58 banks and 323 enterprise security customers. We now have close to 6,000 customers, including approximately 950 banks, in more than 100 countries. In addition to banking, our enterprise security companies include corporations, federal, state and local governments.

Since the first quarter of 2003, VASCO has experienced steady, controlled growth, and continued growing profitability. Over the past couple of years, this growth has occurred worldwide, from the America’s to EMEA to Asia. This has resulted in a worldwide market leadership position for VASCO.

We expect that our worldwide growth will continue, with strong contributions from all geographical areas. To support our strategic growth, we are investing in a network of offices worldwide. As you probably know, we have recently opened offices in Tokyo, Japan, and Sao Paulo, Brazil. We are investing in those regions because we believe that we can generate significant business in both the banking and enterprise markets.

Finally, I would like to comment about the origin of our revenue.

Many of you have heard me chant about VASCO’s Sustainable, Repeatable Sales Model. This sales model, mainly responsible for our continued strong and profitable growth, is still in place.

However, and importantly, we see that VASCO is moving towards an even more recurrent sales model. Growth in our non-hardware revenue is keeping pace with our overall growth as it has represented approximately 14% of our revenue in each quarter of this year. VASCO’s non-hardware revenue includes client authentication software, maintenance, support and subscriptions in the Digipass Plus field. In addition, our strategy of increased focus on software is generating higher levels of deferred revenue that will be recognized over the life of the contracts. We expect that the recurring revenue that comes from these new contracts will become a more significant part of our revenues in future periods.

The growth in non-hardware revenue is one of the main reasons VASCO is able to maintain its relatively high gross margins. Only a couple of years ago, VASCO’s margin was—according to some—a reason for concern.

We are proud to demonstrate that this company and this management is able to invest in fast growth while staying very profitable. This is due to the solid structure of the company, our execution, and our ability to adapt the company’s market approach to a quickly evolving environment.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

Thank you, Ken.

Ladies and gentlemen, the third quarter of 2007 was remarkable in several ways.

In the markets, we have seen that the rise in criminal activities on the Internet has resulted in a growing interest for our technologies and products. Specifically in banking, our e-signature technology has become the key asset in many competitive deals. We foresee that many banks and e-commerce companies will upgrade their current strong authentication protection from one-time password devices to e-signature devices or software. This is good news for VASCO. We have offered the e-signature technology since the Nineties and have built a vast amount of know-how, experience, products and … customers in the field.

In the entire application security field, we are experiencing more traction in applications other than banking due to the growth in criminal attacks. With application security, we mean every application where an enterprise or an institution could use VASCO’s products to more strongly authenticate its customers. An application security project is very similar to a banking project. VASCO secures the entry to an application and makes sure that the user can do a secure transfer of content over the Internet. We expect that these kinds of applications will become a large source of revenue for VASCO.

In Enterprise Security, we took some giant leaps forward in Q3. The roll-out of our new generation of Digipass Packs became a true success. It pleases us that the channel is very excited about Digipass Pack, the first step of small and medium enterprises, or SME’s, towards secure network login and remote access. During Q3, we signed a strategic distribution deal with Azlan/Tech Data, one of the largest distributors in the world, and with other channel partners. We are fully armed to win the battle of the SME’s.

In e-government, we took our offerings to a higher level with the launch of our e-ID product line.

Geographically, we see strong opportunities for application security in all regions. We think that in a number of regions, including the U.S., the introduction of the e-signature functionality will start to happen in the foreseeable future.

As you know, we have a three-step strategy in place to win business in a new country:

1.	We focus on the banks. They spread the word about VASCO and our Digipass products.

2.	After our first deals with the country’s banks, we hire local staff. Once they are on board, we open an office.

3.	We use our local office to go after the Enterprise Security market.

With regards to the products, we see an evolution towards higher added value products. Our vision and strategy is working. VASCO sells more software, and will continue to invest in those types of products. The rise in software sales is expected to result in higher gross margins.

Our gradual evolution to the Digipass Plus outsourced service model allows us to build up a layer of deferred revenue, that will make our performance more predictable over time and that will allow the company to focus even more on its long-term evolution. As you know, VASCO is not the kind of company that exists on hype. We know our goals, we focus on our strategies, and we are successful that way.

We keep investing in our VACMAN core authentication platform. We keep adding new functionalities at a very high rate. Our VACMAN Controller enjoys high esteem in the market.

We maintain our strategy of making our VACMAN Middleware compatible with the products of our solution partners in the Enterprise Security market. VACMAN Middleware is the heart of our Digipass Packs. We have Digipass Packs for remote access, for network security and for the combination of both. Our Digipass Packs are brought to the market via our two-tier channel network of distributors and resellers. The Packs are for us the perfect door opener to bring strong authentication into the systems of SME’s.

When we are talking about the next asset of the company, the people, we have to stress the fact that our existing staff is doing great in a quickly evolving market and as employees of a company that experiences a long-term explosive growth. I want to congratulate them for their splendid work.

We keep reinforcing our work force in order to support our worldwide growth. At the end of Q3, VASCO had over 220 employees.

Cliff Bown will explain you everything about our financial position. VASCO is earning its own money. This puts us in the right position to look for suitable acquisitions, and to say “yes” when a good opportunity comes our way at a reasonable price.

Thank you.

Ken Hunt Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to all on the call.

As noted earlier by Ken, revenues for the third quarter of 2007 were $30.0 million, an increase of $11.3 million or 60% over the third quarter of 2006. For the first nine months, revenues were $88.8 million, an increase of 75% over the comparable period in 2006. Revenues for the first nine months also exceed our revenues for full-year 2006 by $12.7 million or 17%.

The increase in revenue for the third quarter and first nine months reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the third quarter of 2007 from the Banking and the Enterprise Security markets increased 49% and 130%, respectively. For the first nine months of 2007, revenues from the Banking and the Enterprise Security markets increased 72% and 86%, respectively.

It should also be noted that the comparison of revenues was positively impacted by the weaker U.S. dollar in 2007. We estimate that revenues in the third quarter and first nine months of 2007 were approximately $1.7 million and $3.9 million higher, respectively, than they would have been had the exchange rates in 2007 been the same as in 2006.

The distribution of our revenue in the third quarter of 2007 between our two primary markets was approximately 80% from Banking and 20% from Enterprise Security. This compares to 86% from Banking and 14% from Enterprise Security in Q3 2006.

For the first nine months of 2007, 84% of our revenue was from Banking and 16% from Enterprise Security and compares to 85% from Banking and 15% from Enterprise Security for the first nine months of 2006.

The geographic distribution of our revenue in the third quarter was approximately 66% from Europe, 8% from the U.S., 16% from Asia and the remaining 10% from other countries. For the third quarter of 2006, 58% of the revenue was from Europe, 6% was from the U.S., 9% from Asia and 27% was from other countries. It should be noted that revenue from each of the primary geographic areas increased in the third quarter 2007 as compared to the third quarter of 2006.

For the first nine months of 2007, the geographic distribution of our revenue was approximately 64% from Europe, 9% from the U.S., 16% from Asia and the remaining 11% from other countries. For the first nine months of 2006, the geographic distribution of our revenue was approximately 62% from Europe, 9% from the U.S., 8% from Asia and the remaining 21% from other countries.

Gross profit as a percentage of revenue for the third quarter of 2007 was approximately 66.6%, which compares to 68.3% for the third quarter of 2006. For the first nine months, gross profit as a percentage of revenue was 65.5% in 2007 compared to 67.0% in 2006.

The decrease in gross profit as a percentage of revenue for both the third quarter and first nine months of 2007 compared to 2006 primarily reflects an increase in card readers sold, both in absolute dollars and as a percentage total sales, and a decrease in the selling price of the readers resulting from larger quantities being sold and competitive pricing pressures. The decline in gross margins from these two factors was partially offset by an increase in the percentage of the business coming from the Enterprise Security market, an increase in the percentage of the business coming from non-hardware products, a reduction in the average per unit cost of product sold and the strengthening of the Euro compared to the U.S. dollar. Our non-hardware revenues were 14% of total revenue for the third quarter and first nine months of 2007 and compares to 8% of revenue for the third quarter of 2006 and 11% of total revenue for the first nine months of 2006.

Operating expenses for the third quarter of 2007 were $11.7 million, an increase of $3.9 million or 50% from the third quarter of 2006. Operating expenses for the first nine months of 2007 were $33.6 million, an increase of $11.5 million or 52% from the same period in 2006.

Operating expenses for the third quarter and first nine months of 2007 included $564,000 and $1,469,000, respectively, related to stock-based incentive plans. Stock-based incentive plan expenses in the third quarter and first nine months of 2006 were $455,000 and $1,167,000, respectively.

It should also be noted that the comparison of operating expenses in 2007 to 2006 was negatively impacted by the weaker U.S. dollar in 2007. We estimate that expenses were $587,000 or 7.5% higher for the quarter and $1.9 million or 8.6% higher for the first nine months than they would have been had the exchange rates in 2007 been the same as in 2006.

For the third quarter, operating expenses increased by $1.7 million, or 37% in sales and marketing, $1.1 million or 77% in research and development, and $1.0 million or 64% in general and administrative when compared to the third quarter in 2006. The majority of the increase in the sales and marketing area were related to the Company’s increased investment in sales staff, increased purchased services and higher depreciation costs, primarily related to the cost of training films developed in 2006. The increase in research and development was primarily attributable to increased compensation expenses, in part resulting from the acquisitions of Logico and Able in the second and fourth quarters of 2006, respectively. The increase in the general and administrative expense primarily reflected increased compensation expenses and professional services.

For the first nine months of 2007, operating expenses increased by $6.0 million, or 46% in sales and marketing, $2.9 million or 81% in research and development, and $2.1 million or 41% in general and administrative when compared to the same period in 2006. The reasons for the increases in expense for the first nine months are generally the same as for the third quarter.

Operating income for the third quarter of 2007 was $8.3 million, an increase of $3.3 million or 66% from the $5.0 million reported in the third quarter of 2006. For the first nine months, operating income was $24.6 million in 2007, an increase of $12.6 million or 105% from the $12.0 million reported in 2006

Operating income as a percent of revenue, or operating margin, was 27.5% for the third quarter and 27.7% for the first nine months of 2007. In 2006, our operating margins were 26.6% for the quarter and 23.5% for the first nine months. The increase in operating margin is attributable to improved efficiency as reflected by a decline in operating expenses as a percentage of revenue, primarily in the sales and marketing line item for Q3 and in the sales and marketing and general and administrative line items for YTD Q3.

The Company reported income tax expense of $2.3 million for the third quarter and $6.9 million for the first nine months of 2007. The effective tax rate was 28% for both periods in 2007.

For 2006, the Company reported income tax expense of $1.7 million for the third quarter and $4.0 million for the first nine months. The effective tax rate reported in third quarter of 2006 was 33.5%. For the nine-month period ended September 30th, 2006 the effective tax rate was 34.9%, including the impact of the charge for impairment of our investment in Secured Services. The effective tax rate excluding the impact of the impairment charge was 33.2% for the first nine months of 2006.

The effective tax rate for both periods reflects our estimate of our full-year tax rate at the end of each respective period. The rate reported in 2007 is lower than the rate reported in 2006 as our estimate of the full-year tax rate in 2007 reflects increased earnings in Switzerland, which are taxed at a lower statutory rate and increased earnings in the United States, which will be offset by the use of tax loss carry forwards.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $8.7 million for the third quarter and $26.5 million for the first nine months of 2007. EBITDA was $3.4 million or 64% higher in the third quarter and $14.3 million or 117% higher than in the first nine months of 2006.

The makeup of our workforce as of September 30, 2007 was 222 people worldwide with 124 in sales, marketing and customer support, 70 in research and development and 28 in general and administrative. The average headcount for the third quarter of 2007 was 60 persons or 39% higher than the average headcount for the third quarter of 2006. The average headcount for the first nine months of 2007 was 61 persons or 43% higher than the average headcount for the same period in 2006.

The strength of our operating performance is also reflected in our balance sheet. Our net cash and working capital balances both increased from the prior quarter and prior year end. As of September 30, 2007, our net cash balance, which is defined as total cash less bank borrowings, was $36.7 million, an increase of $10.7 million, or 41% from $26.0 million at June 30, 2007 and an increase of $24.1 million, or 192%, from $12.6 million at December 31, 2006. As of September 30, 2007, our working capital balance was $46.6 million, an increase of $8.8 million, or 23% from $37.8 million at June 30, 2007 and an increase of $24.5 million, or 111%, from $22.1 million at December 31, 2006. Bank borrowings noted on the balance sheet at September 30, 2007 of $3.3 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable decreased to 55 days as of September 30, 2007 from 67 days at March 31, 2007 and from 72 days at December 31, 2006. The decrease in DSO was primarily related to the timing of when sales were made in the quarter.

Now, I would like to turn the meeting back to Ken.

Comments on 4th Quarter and Full-Year 2007 – Ken Hunt

First, I would like to comment again on order backlog for Q4 2007. As of this date, we have firm orders with shipments scheduled for the 4th Quarter of approximately $33.4 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 55% higher than the backlog going in to Q4 2006. In addition, the backlog is 33% higher than the $25.2 million in revenues reported for Q4 2006.

Today, we are also reaffirming guidance for full-year 2007. As in the past, we only comment on annual numbers, not quarterly numbers.

•	First, we are reaffirming our guidance that our full-year revenue will grow from 55% to 65% over full-year 2006.

•	Second, we are reaffirming our guidance that full-year gross margins will be in the range of 60% to 68% of revenue.

•	Finally, we are reaffirming our guidance that full-year 2007 operating income will be in the range of 23% to 30% of revenue.

In summary, we are very pleased with our results for third quarter and first nine months of 2007, and look forward to a strong performance for the remainder of the year. And, as always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Operator